                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549


                                   SCHEDULE 13G
                     Under the Securities Exchange Act of 1934
                                (Amendment No. 3)<F*>

                            D & K Wholesale Drug, Inc.
------------------------------------------------------------------------------
                                 (Name of Issuer)

                           Common Stock, $.01 par value
------------------------------------------------------------------------------
                          (Title of Class of Securities)

                                    232861 10 4
                          ------------------------------
                                  (CUSIP Number)


[FN]
             <F*>The remainder of this cover page shall be filled out
for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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 CUSIP No.  232861 10 4                13G

==============================================================================
 1    NAMES OF REPORTING PERSONS/
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Gateway Venture Partners II, L.P.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a) / /
                                                            (b) / /
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      Delaware
------------------------------------------------------------------------------
 NUMBER OF     5     SOLE VOTING POWER

  SHARES
                     502,270
BENEFICIALLY  ----------------------------------------------------------------
               6     SHARED VOTING POWER
  OWNED BY
                     0
    EACH      ----------------------------------------------------------------
               7     SOLE DISPOSITIVE POWER
  REPORTING

   PERSON            502,270
              ----------------------------------------------------------------
    WITH       8     SHARED DISPOSITIVE POWER


                     0
------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      502,270
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES
                                                                / /
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      16.5%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON


      PN
==============================================================================


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Item A.      Name of Issuer:

                  D & K Wholesale Drug, Inc. (the "Company")

Item B.      Address of Issuer's Principal Executive Offices:

                  8000 Maryland Avenue, Suite 1190
                  St. Louis, Missouri 63105

Item 2(a)    Name of Person Filing:

                  Gateway Venture Partners II, L.P.

Item 2(b)    Address of Principal Business Offices or, if none,
             Residence:

                  8000 Maryland Avenue, Suite 1190
                  St. Louis, Missouri 63105

Item 2(c)    Citizenship

                  Delaware

Item 2(d)    Title of Class of Securities:

                  Common Stock, $.01 par value

Item 2(e)    CUSIP Number:

                  232861 10 4

Item 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

             (a)    [   ]       Broker or Dealer registered under Section 15
                                of the Act
             (b)    [   ]       Bank as defined in Section 3(a)(6) of the Act
             (c)    [   ]       Insurance Company as defined in Section
                                3(a)(19) of the Act
             (d)    [   ]       Investment Company registered under Section 8
                                of the Investment Company Act
             (e)    [   ]       Investment Adviser registered under Section
                                203 of the Investment Advisers Act of 1940
             (f)    [   ]       Employee Benefit Plan, Pension Fund which is
                                subject to the provisions of the Employee
                                Retirement Income Security Act of 1974 or
                                Endowment Fund; see
                                Section 240.13d-1(b)(1)(ii)(F)
             (g)    [   ]       Parent Holding Company, in accordance with
                                Section 240.13d-1(b)(ii)(G)
             (h)    [   ]       Group, in accordance with
                                Section 240.13d-1(b)(1)(ii)(H)


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Item 4.      Ownership.

        (a)  Amount Beneficially Owned:

             502,270

        (b)  Percent of Class:

                  16.5%<F*>

        (c)  Number of shares as to which such person has:

             (i)      Sole power to vote or to direct the vote

                           502,270

             (ii)     Shared power to vote or to direct the vote

                           0

             (iii)    Sole power to dispose or to direct the
                      disposition of

                           502,270

             (iv) Shared power to dispose or to direct the disposition of

                           0

Item 5.      Ownership of Five Percent or Less of a Class.

             NOT APPLICABLE

Item 6.      Ownership of More than Five Percent on Behalf of
             Another Person.

             NOT APPLICABLE

Item 7.      Identification and Classification of the Subsidiary
             Which Acquired the Security Being Reported on By the
             Parent Holding Company.

             NOT APPLICABLE

Item 8.      Identification and Classification of Members of the
             Group.

             NOT APPLICABLE

[FN]
------------------------
        <F*>Computational Note:  Based upon 3,044,717 shares of the
            ------------------
            Company's Common Stock issued and outstanding as of December 31, 1996.


                                    Page 4 of 5
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Item 9.      Notice of Dissolution of Group.

             NOT APPLICABLE

Item 10.     Certification.

             NOT APPLICABLE


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.



                             GATEWAY VENTURE PARTNERS II, L.P.

                             By:  GATEWAY ASSOCIATES L.P., its General Partner




                             By:  /s/ Richard F. Ford
                                -----------------------------------------------
                                Richard F. Ford
                                General Partner
February 14, 1997



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